Exhibit 10.62

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VIRAL GENETICS / VG ENERGY INVESTMENT ADVISORY SERVICES

Research 2.0 (R2) will provide a range of advisory, research and professional services to Viral Genetics / VG Energy (Client). R2 will continue to conduct research and gather all company relevant information in order to provide input on investor positioning and also distribute updates to institutional and retail investment channels.

R2 will actively communicate all feedback and information as it may relate to the company positioning, valuation and potential business development opportunities. This active two way research feedback process is an effective mechanism for prioritizing the most valuable developments and opportunities.

R2 will provide these services for fixed quarterly fee of $7,500 with a one-year agreement term with termination provisions described below.

The rest of this document goes provides additional details regarding our advisory services and also notes important terms and conditions that pertain to this agreement.

WHAT WE DO

Research
Deliverables
Distribution
Why should investors care?
What is the real market?
How good is the product?
Market share?
Key competitors?
Barriers to entry?
How strong is the team?
Business model?
Margins? ROIC?
Top threats and opportunities?
What's the right valuation?
4,000+ institutions
+
>15,000 individuals*
Excellent "Findability"

Our process centers on research. We spend time with industry sources both inside and outside of our exiting network to stay current and identify changes in the market, company positioning, strategy, product positioning, business model, competition, current business trends, opportunities and threats. We maintain our own investor positioning documents and proprietary valuation models.

Finally, we share the results of our work and related updates broadly in the institutional community (using platforms like Thomson Reuters, Capital IQ, FactSet and Bloomberg) and all potential investors (using our blog, Twitter, and sites like Seeking Alpha where we have over 12,000 followers.)

WHO IS RESEARCH 2.0?

Research 2.0 was founded in 2005 to provide the type of thematic, fact-based and company-focused fundamental research that institutions need but find very hard to get. The two senior partners each have over 30 years of direct experience in investment research, portfolio management and emerging technologies. Some of our past clients are shown below—all of them are references and many continue to be part of our research network.

KT

Contact: Kris Tuttle | E: kris@research2zero.com | T: +1-617-934-1877 | W: www.research2zero.com 1

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Research 2.0 is more than "just another good independent research boutique." By not playing the ratings or quarterly earnings game, we can avoid short-term noise and instead go deeper into markets, technologies, managements, business models and long-term forecasts that generate reliable valuation models.

More	Unique
Emerging Technology Companies Thematic Area Focus Research & Discovery "Research Inside": GigaOM, Sharespost Platform Leverage: Thomson Reuters, Bloomberg, Factset, CapitalIQ	Beyond the Quarter Focus Intrinsic Valuation (IV) Open Distribution: Twitter, LinkedIn, Facebook, Seeking Alpha
Less	**Zero**
"Maintenance" Coverage Sales & Marketing Calls & Meetings	Buy/Sell/Hold Ratings Quarterly Estimates Banking/Brokerage Red Tape

R2 "Four Actions Framework"

Over the course of the last five years an additional area of advantage for us has emerged in the form of open distribution models, mobile computing and social networks. More and more investors are searching for and consuming information outside of traditional closed platforms. Other brokers and investment banks don't serve these markets with their research products. Even if they wanted to (they don't) the legal and compliance burden would make it very difficult, if not impossible, to do so.

IMPORTANT DETAILS, TERMS & CONDITIONS

Schedule: Upon signing R2 will generate an invoice and this agreement becomes valid with the receipt of the initial payment. R2 will then commence regular research activities, discussions with management and published research updates.

Services: The primary services and deliverables included in this agreement include advisory services, research, production and distribution of investor-focused materials. In addition, R2 can make introductions to potential investors, sources of capital and strategic partners, as well as provide input on business strategy and how to navigate the private and public (IPO) capital raising process. The latter requires execution of a short addendum which is attached.

Duration: This proposal is valid until December 30, 2011. The agreement will commence when authorized by both parties and will extend through December 30, 2012 unless canceled, amended or replaced with a revised agreement. Either party may cancel this agreement by giving 30 days written notice.

Confidential Information: R2 will treat all confidential information with care and will not disclose without Client consent. All individuals working on behalf of R2 shall also be bound by a confidentiality agreement. The confidentially provision survives the termination of this agreement for a period of one year.

Fees: Total fixed fees for R2 services are $7,500 per quarter. R2 will send an invoice after the agreement is signed by both parties and commence work upon receipt of payment. No travel costs are anticipated or included in our fees. Invoices are due upon receipt. All forms of payment are accepted.

Communication: In general, communications surrounding this agreement will be conducted via email so that expectations, progress, changes, travel approvals and updates are captured electronically and in the regular flow of communication. This supplants the need for formal project status updates and review meetings.

Assignability: This agreement 1) is not assignable by either party without written consent of the other party and 2) shall be governed by the laws of the State of Massachusetts.

KT

Contact: Kris Tuttle | E: kris@research2zero.com | T: +1-617-934-1877 | W: www.research2zero.com 2

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AUTHORIZATION

This proposal is submitted on behalf of Research 2.0 and can be converted into an agreement by both parties signing below:

Accepted by: ______________________

Kris Tuttle, Founder & CEO of Research 2.0

By signing below you agree to the proposal terms and agree to pay the fees as outlined:

Signature: ______________________

Printed Name: Haig Keledjian

Company Name: Viral Genetics Inc.

Company Title: President

Date: 12/12/11

If there is a special contact for invoicing and accounts payable please include below:

Name: ______________________

Email: ______________________

Phone: ______________________

KT

Contact: Kris Tuttle | E: kris@research2zero.com | T: +1-617-934-1877 | W: www.research2zero.com

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RESEARCH 2.0

Technology Industry Research & Advisory

Additional Business Development Support Services Amendment to:

Agreement Name: Viral Genetics/VG Energy

Client Viral Genetics

Dated 12/12/11

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Amendment Description

This amendment allows Research 2.0 (R2) to engage with potential business partners or sources of capital and make introductions when there is a fit.

In exchange for these services R2 is eligible to receive compensation on completed deals and transactions per this amendment. This compensation is only for transactions in which R2 has played a role.

R2 activities shall be limited to making introductions to qualified potential business partners and investors. R2 will not be involved in structuring any transaction, nor induce prospective partners or investors to take specific actions. R2 shall not play a role whatsoever in negotiating or effecting transactions. R2 may not receive payments for introductions from broker/dealer organizations.

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Qualification and Duration

R2 will communicate regularly as to which targets are being approached. Client has the ability to “wave off” a prospect. In these cases R2 will make no further efforts nor qualify for any compensation for a transaction from that source.

In cases where the value of a deal or transaction is not straightforward both the Client and R2 will create an estimate of the approximate expected value. The R2 fee will based on an average of these two estimates. If the Client objects to this R2 agrees to be bound to the outcome a professionally recognized third party arbitration process. These services are to be paid for by the Client.

Unless increased in writing by the Client total cumulative fees due to R2 shall not exceed $500,000.

If a qualifying transaction closes within 18 months of the termination of the R2 / Client Agreement R2 would still be entitled to compensation.

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Compensation Terms

When a qualifying transaction occurs R2 will apply the following schedule to determine an amount to invoice:

A. <=$1M value: 7% of the amount

B. Up to $2M value: - The above (A) plus 5% of the portion between $1M and $2M

C. > 42M value - The above (B) plus 3% of the portion above $2M

Transactions may include anything including sales, distribution agreements, licensing deals, capital infusions and M&A.

In cases where a transaction value isn’t known, will vary or is governed by a contract period the compensation amount will be computed semi-annually and invoices based on cumulative value.

Invoices are due and payable when related monies are received by the Client.

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Authorization

This amendment is submitted on behalf of Research 2.0 will become effective when both parties sign below. Except as expressly amended hereby, the Agreement remains in full force and effect in accordance with its terms.

Kris Tuttle, Founder & CEO, Research 2.0

By signing below Client agrees to amendment:

Agreed to by ____________________

Signature ____________________

Name ____________________

Title ____________________

Date 10/11/2011

KT

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Research 2.0 Contact Information

Project Team

Stephen Waite
steve@research2zero.com
Mobile: +1-203-537-0263

Kris Tuttle
kris@research2zero.com
USA Mobile: +1-617-828-6462
French Cell: +33-(0)6-7439 8593

Leigh Deacon, Administrative Manager
leigh@research2zero.com

Research 2. 0 Main Office
1313 Washington St., #326
Boston, MA 02118
support@research2zero.com
www.research2zero.com

KT

© Research 2.0 - All Rights Reserved

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